Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between John Marchetti (“Employee”), Fabrinet USA, Inc. (the “Company”) and Fabrinet (the “Parent”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is employed by the Company, which is a wholly-owned subsidiary of the Parent;

WHEREAS, Employee entered into an Offer Letter with the Company dated December 30, 2011 and executed January 1, 2012 (the “Offer Letter”);

WHEREAS, Employee entered into an Intellectual Property Protection Policy Agreement with the Company (the “Confidentiality Agreement”);

WHEREAS, the Parent has granted Employee certain restricted stock unit awards covering ordinary shares of the Company (“Shares”), as set forth in Appendix A attached hereto (the “RSUs”);

WHEREAS, the Parent has granted Employee certain stock option awards covering Shares as set forth in Appendix A attached hereto (the “Options”);

WHEREAS, Employee will separate from employment with the Company effective December 31, 2015 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company, the Parent and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Transition Period. During the period beginning October 1, 2015, through the Separation Date (the “Transition Period”), the Parties agree that Employee will continue to be employed pursuant to the current terms of his employment, as amended by this Agreement. During the Transition Period, Employee will provide the services set forth in Appendix B attached hereto.

2. Equity Awards.

a. Stock Options. The Parties agree that as of October 1, 2015, an aggregate of 19,488 Shares subject to all of Employee’s outstanding Options as set forth in Appendix A will have vested, and as of the Separation Date, subject to Employee’s continued employment with the Company through such date, Employee will have vested in an aggregate of 20,818 Shares subject to the Options. Any Shares subject to the Options that have not vested as of the Separation Date will be permanently forfeited and never will become vested. The Parties agree that, for purposes of determining the number of Shares subject to the Options in which Employee will be eligible to vest and that will remain outstanding, Employee will have vested in his Options only up to the Separation Date and no later. Vested Shares underlying Options will remain exercisable for a period of ninety (90) days following Employee’s termination of employment with the Company, provided that in no event will any Option remain exercisable after the expiration of the maximum term of such Option as set forth in the applicable award agreement. The Options (including the exercise of any of Employee’s vested Options) will remain subject to the terms and conditions of the award agreements and Company plan(s) under which the Options were granted.

b. Restricted Stock Units. Except as set forth in Section 3.f. below, any Shares covering RSUs that have not vested as of the Separation Date will be permanently forfeited and never will become vested. The Parties agree that, for purposes of determining the number of Shares covering RSUs in which Employee will be eligible to vest, Employee will have vested in his RSUs only up to the Separation Date and no later. Except as amended by this Agreement, the RSUs will remain subject to the terms and conditions of the award agreements and the Parent plan(s) under which the RSUs were granted.

3. Severance. If Employee remains employed with the Company through the Separation Date, or if prior to the Separation Date the Company terminates Employee’s employment with the Company other than for Cause (as defined in subsection h. below), then Employee will receive the payments described in this Section 3, as follows:

a. Salary Severance. The Company will pay Employee a lump sum cash amount equal to $425,000, less all applicable tax withholdings. This payment will be made to Employee within ten (10) business days after the Separation Date.

b. Additional Salary Severance In The Event of Early Termination. In the event the Employee is terminated other than for Cause before the Separation Date, the Company will pay the Employee a lump sum cash payment in the amount of his base salary for the period of time between the actual termination date and the Separation date.

c. Bonus Severance. The Company will pay Employee a lump sum cash amount of $138,000 in lieu of the bonus Employee would receive for the Company’s fiscal year 2016 performance, based on a proration of the estimated and assumed performance for the Company’s fiscal year 2016. This payment will be made to Employee within ten (10) business days after the Separation Date. Employee otherwise will not receive, and is not eligible to receive, any other bonus or payment under the Company’s Executive Incentive Plan(s) or any other incentive plan for the Company’s fiscal year 2016, or otherwise.

d. COBRA. The Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of twelve (12) months, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits proper documentation to the Company substantiating his payments for COBRA coverage. Notwithstanding the foregoing in this subsection c., if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will, in lieu thereof, provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue his group health coverage in effect on the last date of employment of Employee with the Company (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Employee elects COBRA continuation coverage and will commence in the month following the month in which the Separation Date occurs and will end on the twelfth (12th) month following the Separation Date.

e. Expense Reimbursement. The Company will reimburse Employee for the reasonable business expenses incurred by Employee up to the Separation Date, in accordance with the Company’s expense reimbursement policy, within twenty (20) business days after the Separation date, provided the Employee submits a business expense report along with a copy of supporting receipts and documentation to the Company’s Finance department within ten (10) business days after the Separation Date.

f. RSU Vesting Acceleration. As of the Separation Date (or if earlier, the date Employee’s employment with the Company is terminated by the Company other than for Cause), Employee’s RSUs will accelerate vesting with respect to

(1)	2,583 shares subject to his RSU award granted February 9, 2012, such that an aggregate of 10,331 shares will have vested under such award and no more;

(2)	4,092 shares subject to his RSU awards granted August 23, 2012, such that an aggregate of 16,366 shares will have vested under such award and no more;

(3)	4,167 shares subject to his RSU award granted November 8, 2012, such that an aggregate of 16,667 shares will have vested under such award and no more;

(4)	10,000 shares subject to his RSU award granted August 9, 2013, such that an aggregate of 30,000 shares will have vested under such award and no more;

(5)	12,450 shares subject to his RSU award granted October 19, 2014, such that an aggregate of 24,900 shares will have vested under such award and no more; and

(6)	7,321 shares subject to his RSU award granted August 20, 2015, such that an aggregate of 7,321 shares will have vested under such award and no more.

g. Outplacement. Employee will be eligible for reimbursement of up to $100,000 for reasonable outplacement employment services, as reasonably determined by the Company, following the Separation Date.

h. Office Expense Reimbursement. Employee also will be eligible for reimbursement of up to $710/month for the continuing office rental and related telephone, utilities and Internet expenses incurred for a period up to, but not exceeding, 12 months from the Termination Date, or the date he obtains other employment, whichever is earlier; provided the Employee submits a report for such expenses along with a copy of supporting receipts and documentation to the Company’s Finance department at 3 month intervals or sooner.

i. Cause Definition. For purposes of this Agreement, “Cause” will have the same meaning as the definition of “good cause” as set forth in the Offer Letter.

4. Benefits. Employee’s health insurance benefits shall cease on December 31, 2015, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in Equity Awards, and the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.

5. Salary and Other Compensation Acknowledgements. Employee acknowledges and represents that the Company has paid Employee all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee through the date hereof, except for Employee’s accrued paid time off, which will continue to remain outstanding and will be paid on the date of Employee’s termination of employment with the Company, and Employee’s outstanding Equity Awards as described above, which will continue to be governed by their applicable terms (including vesting) following the date hereof. For avoidance of doubt, nothing in this Section 5 is intended to reduce the payments the Company is required to pay Employee as provided under Sections 1 through 3 of this Agreement. The Parties acknowledge and agree that as of December 31, 2015, Employee will have accrued a total of two hundred forty (240) hours of paid time off, payment for which will be made within ten (10) business days of the Separation Date.

6. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, the Parent, TriNet (“TriNet”), and the Company’s, the Parent’s and TriNet’s current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Parent, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppels; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the

Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 17, which precludes Employee from filing a claim with the Division of Labor Standards Enforcement. Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7. Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

8. California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

9. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company, the Pareent or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company, the Parent or any of the other Releasees.

10. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company and not to otherwise pursue an independent contractor or vendor relationship with the Company.

11. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s and the Parent’s and their customers’ trade secrets and confidential and proprietary information. Employee agrees to return all documents or correspondence and all manuals, letters, notes, notebooks, reports and other material of a secret or confidential nature provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company or the Parent. The Parties agree that the severance payments and benefits set forth in this Agreement are conditioned upon Employee having returned all Company property, no later than the Separation Date. Such Company property shall be returned directly to Toh Seng Ng in the Company’s Finance department.

12. No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

13. Non-disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to Toh Seng Ng, the Company’s Chief Financial Officer at TSNg@fabrinet.co.th, or c/o Fabrinet USA, 3736 Fallon Road, #428, Dublin, CA 94568.

14. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as otherwise provided by law.

15. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

16. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION

SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18. Tax Withholdings. The Company will withhold from any payments or benefits under this Agreement all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or the Company’s failure to withhold, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

a. Section 409A. The Parties intend that upon Employee’s Separation Date, Employee will have a “separation from service” within the meaning of Section 409A (as defined below). The provisions of this Agreement and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. For purposes of clarity, it is the intent of this Agreement that all payments of severance benefits that fall within the “Section 409A Limit” (as defined below) are exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9), unless otherwise exempt from Section 409A under the short-term deferral rule. The reimbursements under Section 3 are intended to be exempt from Section 409A pursuant to Section 1.409A-1(b)(9)(v) of the Treasury Regulations. It is the intent of the Parties that all payments of severance benefits that do not qualify for an exemption from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) qualify for an alternate exemption from Section 409A or meet the Section 409A requirements regarding time and form of payment. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

b. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (as each may be amended or promulgated from time to time).

c. For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (i) Employee’s annualized compensation based upon the annual rate of pay paid to him during his taxable year preceding his taxable year of separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s separation from service occurred.

d. The Parties agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A. In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as result of Section 409A.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company or the Parent that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including the Offer Letter, but excluding the Confidentiality Agreement and the Equity Award agreements and the Parent plan(s) under which such Equity Awards were granted.

25. No Oral Modification. This Agreement may be amended only in a writing signed by Employee and the Company’s Chief Executive Officer.

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California. Should any legal action be brought to enforce the terms of this Agreement, this Agreement may be introduced into evidence notwithstanding any prohibitions that may exist in California Evidence Code.

27. Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within twenty-one (21) days. Employee has seven (7) days after he signs this Agreement to revoke it by certified mail addressed to: Toh Seng Ng, c/o Fabrinet USA, 3736 Fallon Road, #428, Dublin, CA 94568. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Officer Positions. The Company shall use its best efforts to remove Employee from positions as officer of the Company or the Parent, if any, within ninety (90) days of the Effective Date of this Agreement.

30. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a) he has read this Agreement;

(b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c) he understands the terms and consequences of this Agreement and of the releases it contains; and

(d) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

John Marchetti, an individual

Dated: September 28, 2015	/s/ John Marchetti
John Marchetti

FABRINET USA, INC.

Dated: September 29, 2015	By:	/s/ Toh-Seng Ng
Toh-Seng Ng Chief Financial Officer

Dated: September 29, 2015	By:	/s/ David T. Mitchell
David T. Mitchell Chief Executive Officer

APPENDIX A

Schedule of Employee Equity Awards (1) (2)

Type of Award	Grant Date	Vesting Commence- Date	Shares Subject to Award	Per Share Exercise Price	Vested & Unsold Options & RSU’s on 10/1/15	RSUs Accelerating on Separation Date	Shares Vested on Separation Date
Option	02/09/12	01/16/12	21,260	$19.36	19,488	0	20,818
RSU	02/09/12	01/16/12	10,331	$0	0	2,583	2,583
RSU	08/23/12	08/23/12	16,366	$0	0	4,092	4,092
RSU	11/08/12	08/23/12	16,667	$0	0	4,167	4,167
RSU	08/09/13	08/09/13	40,000	$0	0	10,000	10,000
RSU	10/19/14	08/15/14	49,800	$0	0	12,450	12,450
RSU	08/20/15	08/20/15	29,282	$0	0	7,321	7,321

(1)	Represents all outstanding Equity Awards held by Employee.

(2)	Subject to the terms and conditions of this Agreement, and to Employee’s continued employment with the Company through the Separation date, December 31, 2015 (or, if earlier, the date Employee’s employment with the Company is terminated by the Company other than for Cause), Employee’s RSUs will accelerate vesting on the date of Employee’s termination of employment with respect to additional RSUs as follows:

(a)	2,583 shares from his award of 10,331 RSUs granted February 9, 2012, such that an aggregate of 10,331 shares will have vested under such award and no more;

(b)	4,092 shares from his award of 16,366 RSUs granted August 23, 2012, such that an aggregate of 16,366 shares will have vested under such award and no more;

(c)	4,167 shares from his award of 16,667 RSUs also granted November 8, 2012, such that an aggregate of 16,667 shares will have vested under such award and no more;

(d)	10,000 shares from his award of 40,000 RSUs granted August 9, 2013, such that an aggregate of 30,000 shares will have vested under such award and no more;

(e)	12,450 shares from his award of 49,800 RSUs granted October 19, 2014, such that an aggregate of 24,900 shares will have vested under such award and no more; and

(f)	7,321 shares from his award of 29,282 RSUs granted August 20, 2015, such that an aggregate of 7,321 shares will have vested under such award and no more.

APPENDIX B

During the Transition Period, Employee’s duties and responsibilities will include (but not be limited to) the following:

EXHIBIT A

SUPPLEMENTAL RELEASE AGREEMENT

This Supplemental Release Agreement (the “Supplemental Release Agreement”) is entered into as of December 31, 2015, by and between Fabrinet USA, Inc. (the “Company”) and John Marchetti (“Employee”) (collectively, the “Parties”). Any terms capitalized and not specifically defined herein shall have the meaning ascribed to them under the Separation Agreement and Release, dated October 1, 2015 (the “Separation Agreement”).

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with and services to the Company, including, but not limited to, from the Effective Date of the Separation Agreement through the Effective Date of this Supplemental Release Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Consideration. The Company agrees to pay Employee the severance benefits described in the Separation Agreement, pursuant to the terms and conditions thereof.

2. Acknowledgements and Agreements.

a. Employee hereby verifies and confirms his renewed agreement to the terms of the Separation Agreement, including but not limited to the release and waiver of any and all claims relating to his employment with the Company, and further extends such renewed release and waiver to any claims that may have arisen during the Transition Period as defined therein, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits, and any and all claims otherwise described in Section 6 of the Separation Agreement (the “Supplemental Release”).

b. Employee’s signature below constitutes his certification under penalty of perjury that (i) he has returned all documents and other items (including but not limited to correspondence and all manuals, letters, notes, notebooks, reports and other material of a secret or confidential nature, files, records, computer access codes and instruction manuals, and any Company assets or equipment that Employee has in his possession or under his control) provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, (ii) he has returned to the Company in good working order all keys, files, records (and copies thereof), access or credit cards, Company identification, Company vehicles and any other Company-owned property in Employee’s possession or control and have left intact all electronic Company documents, including, but not limited to, those that Employee developed or helped to develop during his employment with the Company, and (iii) he has cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

c. Employee acknowledges and represents that, other than the consideration set forth in this Supplemental Release Agreement, the Company will have paid all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee as of the Effective Date of this Supplemental Release Agreement. Employee further acknowledges and represents that he has received any leave to which he was entitled or which he requested, if any, under the Family Medical Leave Act, and that he did not sustain any workplace injury, during his employment with the Company.

d. The Parties agree that Employee will be considered to have vested in the stock options, restricted stock units and any other equity awards covering ordinary shares of the Parent through the Separation Date as specified in the Separation Agreement and no more. Each such equity award shall continue to be governed by the terms and conditions of the applicable award agreement and the Parent plan under which such equity award was granted.

3. ADEA. Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Supplemental Release Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.

4. Acknowledgments and Right to Revoke. Employee acknowledges that he has been given twenty-one (21) days after receipt of this Supplemental Release Agreement to consider this Supplemental Release Agreement. By signing this Supplemental Release Agreement, Employee acknowledges that he was offered a period of at least twenty-one (21) days to consider the terms of this Supplemental Release Agreement but, to the extent not taken, Employee chooses to waive this consideration period. In no event may Employee execute this Supplemental Release Agreement prior to the Separation Date. If Employee does not accept this Supplemental Release Agreement within three (3) days following the Separation Date, it will become null and void. Employee is advised to consult with an attorney prior to executing this Supplemental Release Agreement. Employee represents and agrees that he fully understands his right to discuss all aspects of this Supplemental Release Agreement with his private attorney, that he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Supplemental Release Agreement, and that he is voluntarily entering into this Supplemental Release Agreement. Employee understands and agrees that the waiver of rights contained in this Supplemental Release Agreement is only an exchange for the consideration specified herein, and that he otherwise would not be entitled to such consideration. Once Employee has signed the Supplemental Release Agreement, Employee can revoke his acceptance within seven (7) days by so notifying Toh Seng Ng, Finance Department, c/o Fabrinet USA, 3736 Fallon Road, #428, Dublin, CA 94566, fax number: (65) 6238-8793. This Supplemental Release Agreement will become effective on the eighth (8th) day following Employee signing it (the “Effective Date”).

5. Entire Agreement. This Supplemental Release Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Supplemental Release Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Supplemental Release Agreement and Employee’s relationship with the Company, with the exception of the Separation Agreement, the Confidentiality Agreement and the Equity Award agreements and the Parent plan(s) under which such Equity Awards have been granted (to the extent such equity awards have not been modified by the Separation Agreement and/or this Supplemental Release Agreement).

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IN WITNESS WHEREOF, the Parties have executed this Supplemental Release Agreement on the respective dates set forth below.

John Marchetti, an individual

Dated: _______________ , 2015
John Marchetti

FABRINET USA, INC.

Dated: _______________ , 2015	By:
Toh Seng Ng Chief Financial Officer